Exhibit 23.4

CONSENT OF COUNSEL

Greenberg Traurig, LLP
2700 Two Commerce Square
Philadelphia, Pennsylvania  19103

To Commonwealth Income & Growth Fund VII, LP
400 Cleveland Street
Clearwater, Florida  33755

Ladies and Gentlemen

We have furnished to Commonwealth Income & Growth Fund VII, LP (the “Partnership”) two opinions prepared by Greenberg Traurig, LLP that are to be included in the Partnership’s registration statement (the “Registration Statement”) number 333-156357, filed on Form S-1 under the Securities Act of 1933, as amended.  One opinion addresses corporate matters, and the second addresses tax matters.  We hereby consent to the filing of our opinions as exhibits to the Registration Statement, and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

/s/ Greenberg Traurig, LLP
Philadelphia, Pennsylvania
August 20, 2009